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                                                                    EXHIBIT 99.1



Contact:     Peyton Marshall               Jill Sawdon
             Chief Financial Officer       Director of Corporate Communications
             The Medicines Company         The Medicines Company
             (617) 225-9099 (ph)           (617) 225-9099 (ph)
             (617) 225-2397 (fx)           (617) 225-2397 (fx)



For Immediate Release




            THE MEDICINES COMPANY STRENGTHENS SENIOR MANAGEMENT TEAM

            MEANWELL CONTINUES TO LEAD COMPANY AS EXECUTIVE CHAIRMAN;
               STACK ASSUMES FULL-TIME ROLE AS PRESIDENT AND CEO

CAMBRIDGE, MA, September 25, 2001 - The Medicines Company (NASDAQ: MDCO) announced today that the Board of Directors has elected Clive A. Meanwell to the position of Executive Chairman. Dr. Meanwell has been serving as President and Chief Executive Officer since the Company's formation in 1996 and will continue to lead The Medicines Company on a full-time basis.

Reporting to him will be David M. Stack who will assume a full-time role as President and Chief Executive Officer and join the Board of Directors. Mr. Stack has served as Senior Vice President of Commercialization since April 2000. As before, Dr. Meanwell and Mr. Stack will work closely together on strategic and operational matters, combining their experience and capabilities in product development and commercialization.

Armin Kessler, an outside Director of The Medicines Company who was formerly Chief Operating Officer of Hoffmann-LaRoche AG, said: "During the last year, The Medicines Company has made great strides in executing its business plan. Clive and Dave are an exceptional team and Dave's willingness to step up to a full-time commitment is further evidence of the Company's progress and his confidence in the Company and its plans. Clive and Dave

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THE MEDICINES COMPANY
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have been working together on and off for more than 12 years since they first met at Hoffmann-LaRoche. Their combined experience, track record and professional friendship make them a formidable executive pairing."

Dr. Meanwell and Mr. Stack both gained much of their pharmaceutical experience at Hoffmann-La Roche under Dr. Kessler's leadership. Dr. Meanwell was at Roche, mostly in its Swiss headquarters, between 1986 and 1995. He held various positions in product development, regulatory affairs and business management including Senior Vice President from 1992 to 1995, Vice President from 1991 to 1992 and Director of Product Development from 1986 to 1991. Dr. Meanwell was also a member of Roche's pharmaceutical division operating board, its research and development board and its portfolio management committee. After leaving Roche and before founding The Medicines Company, Dr. Meanwell was a Partner and Managing Director at MPM Capital L.P., a venture capital firm. He holds M.D. and Ph.D. degrees from the University of Birmingham, United Kingdom.

Mr. Stack worked in Roche's United States pharmaceutical business from 1981 to 1993 and held a variety of operational and management positions including sales, product management with major brands such as Rocephin and Zantac, and leadership of Roche's worldwide Infectious Disease, Oncology and Virology business strategy. In 1993, Mr. Stack left Roche to become Vice President, Business Development and Marketing at Immunomedics, Inc., a biotechnology company specializing in monoclonal antibodies in diagnostics and therapeutics. In 1995 he became President and General Manager of Innovex Inc, where he and Dr. Meanwell collaborated once again - this time on the planning and early development of The Medicines Company. From 1996 to 1999 Mr. Stack's team at Innovex provided marketing and sales consulting services to The Medicines Company. When Mr. Stack left Innovex to start Stack Pharmaceuticals, a commercialization, marketing and strategic consulting firm serving emerging healthcare companies, the relationship continued. In April 2000 Mr. Stack became Senior Vice President and head of commercialization at The Medicines Company while continuing some outside consulting activities. Mr. Stack currently serves as Director of Bio Imaging Laboratories, Inc. and Medsite, Inc. He holds a B.S. in biology from Siena College and a B.S. in pharmacy from Albany College of Pharmacy.

"David and I have been working together for years," said Dr. Meanwell. "We collaborated on many projects at Roche, and our working relationship has continued to strengthen over the years. He has been central to our commercialization strategy since our inception and in the last 18 months has built an extraordinary commercial team at The Medicines Company. David and his teams at Innovex and Stack Pharmaceuticals have also been key commercial partners to The Medicines Company. I have been asking him to come on board full time for a long time, and I am delighted he has agreed."

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"When Clive first floated the idea of The Medicines Company in 1995 while I was at Innovex, I was convinced that the business model could be successful and that Innovex could provide important commercial services to the young Company," said Mr. Stack. "We supported Clive and The Medicines Company team as they successfully developed Angiomax for commercialization. In the last 18 months I have enjoyed driving the commercial programs for Angiomax and helping Clive shape future strategy for the entire Company. Now is a great time to take on an increased role and help lead the Company to the next level as we plan and build an acute care business."

The Medicines Company was founded in 1996 to acquire, develop and commercialize selected pharmaceutical products in late stages of development and approved products. In December 2000, the Company received marketing approval from the U.S. Food and Drug Administration for ANGIOMAX(R) (bivalirudin) for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. The Company began selling ANGIOMAX in the United States in January 2001. The Company expects ANGIOMAX to be the cornerstone product of a planned acute hospital franchise. The Company is also developing a second product, CTV-05, a proprietary biotherapeutic agent with a potentially broad range of applications in the treatment of gynecological and reproductive infections. Additional information about the company and its products can be found at www.themedicinescompany.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors " in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 23, 2001 and incorporated herein by reference. These risk factors include risks as to the commercial success of ANGIOMAX(R) (bivalirudin); how long the Company will be able to operate on its existing capital resources; whether the Company's products (other than ANGIOMAX for its approved indication) will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company's products will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and, if such products receive approval, whether they will be successfully marketed; the Company's history of net losses; and the Company's dependence on third parties, including manufacturers, suppliers, sales agents and collaborators.